FOR IMMEDIATE RELEASE

September 16, 2003

CONTACT:

Daryl G. Byrd, President and CEO (337) 521-4003

John R. Davis, Senior Executive Vice President (337) 521-4005

IBERIABANK Corporation Raises Cash Dividend by 10%

Lafayette, Louisiana – The Board of Directors of IBERIABANK Corporation (NASDAQ: IBKC), announced the declaration of a quarterly cash dividend of $0.24 per share, up 10% compared to the second quarter of 2003 and up 20% from the same quarter last year. Three months ago, the Company raised its quarterly cash dividend 10%, from $0.20 to $0.22 per share. The dividend is payable on October 22, 2003 to shareholders of record as of September 30, 2003. This dividend level equates to an annualized dividend rate of $0.96 per share. Based on the closing stock price on September 15, 2003 of $48.86 per share, the indicated dividend yield is 2.0%. The dividend payout ratio, defined as quarterly dividends divided by net income, has been in the range of 23% to 25% in each of the last six quarters since January 1, 2002.

Daryl G. Byrd, President and Chief Executive Officer of IBERIABANK Corporation commented, “We are very pleased to be able to provide our shareholders two consecutive increases in our quarterly dividends. We are proud of the improvements we have demonstrated and delighted that our shareholders can share directly in these enhancements through the substantial increases in our quarterly dividend.”

At June 30, 2003, IBERIABANK Corporation had assets of $2.0 billion, shareholders equity of $187 million and a Tier 1 Leverage capital ratio of 7.38%. The Company’s common stock trades on the NASDAQ Stock Market under the symbol “IBKC.”

IBERIABANK Corporation shareholders may take advantage of the Company’s Dividend Reinvestment Plan. This program provides a convenient, economical way for shareholders to increase their holdings of the Company’s common stock. The shareholder pays no brokerage commissions or service charges while participating in the plan.

To enroll in IBERIABANK Corporation’s Dividend Reinvestment Plan, shareholders must have their stock certificate numbers and complete an enrollment form. Enrollment forms and a summary of the plan are available from the Registrar and Transfer Company by calling (800) 368-5948.

IBERIABANK operates full service offices in south central Louisiana, north Louisiana and the greater New Orleans area. The deposits of IBERIABANK are insured by the Federal Deposit Insurance Corporation to the full extent provided for by law and regulation.